                                                                     EXHIBIT 3.1

                     CORRECTED FOURTH AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                              OF CATALYTICA, INC.


     Catalytica, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

     A. The name of this Corporation, and the name under which it was originally incorporated, is Catalytica, Inc.

     B. The date of filing of this Corporation's original Certificate of Incorporation with the Secretary of State of Delaware is April 1, 1992.

     C. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, an Amended and Restated Certificate of Incorporation to restate, integrate and further amend the provisions of the corporation's Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on July 29, 1997.

     D. Pursuant to Section 103 of the General Corporation Law of the State of Delaware, this Corrected Fourth Amended and Restated Certificate of Incorporation is being filed to correct Article Sixth D4(b), (c) and (d) by adding the underlined text that appears therein, which refers to the exclusion of capital stock of the Corporation issued pursuant to the exercise of certain warrants, from the provisions relating to the adjustment of the Class A Common Stock Conversion Price pursuant to Article Sixth D4.

     E. The text of the Corrected Fourth Amended and Restated Certificate of Incorporation of this Corporation as heretofore amended or supplemented is corrected and restated to read in its entirety as follows:

                                    "FIRST

     The name of this Corporation is Catalytica, Inc.


                                     SECOND

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                     THIRD

     The nature of the business or purposes of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of Delaware.


                                     FOURTH

     The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation, provided that the number of directors which constitutes the whole Board of Directors shall not be less than five (5).

                                     FIFTH

     The Corporation is authorized to issue two classes of stock, common stock and preferred stock.

     A.   Common Stock.  The common stock shall consist of one hundred twenty
          ------------
million (120,000,000) shares, of which seventy-three million (73,000,000) shares are hereby designated "Common Stock," thirty million (30,000,000) shares are hereby designated "Class A Common Stock" and seventeen million (17,000,000) shares are hereby designated "Class B Common Stock." The par value of the common stock shall be $0.001 per share.

     B.   Preferred Stock.  The preferred stock shall consist of five million
          ---------------
(5,000,000) shares (the "Preferred Stock"). The par value of the Preferred Stock shall be $0.001 per share. The shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to determine and alter the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of that series, to determine the designation of any series, and to fix the number of shares of any series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                     SIXTH

     The voting powers, designations, preferences and qualifications, limitations or restrictions relating to the Common Stock, Class A Common Stock and Class B Common Stock are as follows:

     A.   Dividends.
          ---------

          1.   Common Stock.  The holders of Common Stock of each class shall be
               ------------
entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of shares of Common Stock shall be entitled to share equally, share for share, in such dividends.

          2.   Class A Common Stock and Class B Common Stock.  Holders of the
               ---------------------------------------------
then outstanding Class A Common Stock and Class B Common Stock shall be entitled to receive a proportionate share of any cash dividend to the same extent as, on the same basis as, at the same rate as, and contemporaneously with cash dividends when, as and if declared by the Board of Directors with respect to shares of Common Stock based upon the number of shares of Common Stock of the Corporation into which their shares of Class A Common Stock or Class B Common Stock, as the case may be, are convertible as of the record date fixed for the determination of the holders of capital stock of the Corporation entitled to receive such dividend.

     B.   Liquidation Preference.  In the event of any liquidation, dissolution
          ----------------------
or winding up of the Corporation, either voluntary or involuntary (collectively a "Liquidation"), distributions to the stockholders of the Corporation shall be made in the following manner:

          1. The holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership of such stock, an amount equal to the greater of
(i) $4.00 for each share of Class A Common Stock or Class B Common Stock, as the case may be, then held by them, adjusted for any subdivisions, combinations, consolidations or stock distributions or dividends with respect to such shares, plus an amount equal to all declared but unpaid dividends on such shares of Class A Common Stock and Class B Common Stock and (ii) the amount that the holders of the Class A Common Stock or Class B Common Stock would have received in such Liquidation had such holders converted their shares of Class A Common Stock or Class B Common Stock, as the case may be, into Common Stock of the Corporation prior to such Liquidation (the "Liquidation Price"). If upon the occurrence of such event the assets and funds thus distributed among the holders of the Class A Common Stock and Class B Common Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Class A Common Stock and Class B Common Stock based on the number of shares of Class A Common Stock and Class B Common Stock held by each holder. After payment has been made to the holders of the Class A Common Stock and Class B Common Stock of the full amounts to which they shall be entitled as aforesaid, the holders of the Common Stock shall be entitled to share ratably in the remaining assets and funds of the Corporation based on the number of shares of Common Stock held by each holder.

          2. A consolidation or merger of this Corporation with or into any other corporation or corporations as a result of which the stockholders of this Corporation immediately prior to such transaction do not own more than 50% of the voting power of the surviving corporation or its parent corporation, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation, shall be deemed to be a Liquidation within the meaning of this Article Sixth Section B.

     C.   Voting Rights.
          -------------

          1. Except as otherwise provided herein or by law, each holder of Common Stock shall be entitled to one vote in respect of each share held of record on all matters submitted to a vote of stockholders.

          2. Holders of Class B Common Stock shall not be entitled to vote such shares for the election of directors or on any other matter except changes or amendments to this Article Sixth, Section C or changes or amendments to this Certificate of Incorporation which would adversely effect the rights, powers or privileges of the Class B Common Stock; provided, however, that no such change or amendment shall increase the rights of or, under any circumstances, provide additional voting rights to the holders of Class B Common Stock.

          3. Except as otherwise required by law or as otherwise set forth herein, the holder of each share of Class A Common Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Class A Common Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not counted separately as a class. Holders of Common Stock and Class A Common Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

     D.   Class A Common Stock Conversion Rights.  The holders of the Class A
          --------------------------------------
Common Stock have conversion rights as follows (the "Class A Conversion
Rights"):

          1.   Right to Convert.  Subject to Sections B, E and F of this Article
               ----------------
Sixth, each share of Class A Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Class A Common Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing $4.00 by the Class A Common Stock Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of the Class A Common Stock (the "Class A Common Stock Conversion Price") shall initially be $4.00 per share of Common Stock. Such initial Class A Common Stock Conversion Price shall be subject to adjustment as hereinafter provided. The Class A Common Stock Conversion Price is sometimes referred to herein as the "Conversion Price."

          2.   Automatic Conversion.  Each share of Class A Common Stock shall
               --------------------
automatically be converted into shares of Common Stock at the then effective Class A Common Stock Conversion Price upon the earlier of (a) any transfer of the Class A Common Stock by Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. or MSCP III 892 Investors, L.P. (each, a "MSCP Fund"), including any distribution or transfer to any partner or affiliated entity not specifically named herein other than any transfers to any wholly-owned subsidiaries of any MSCP Fund, or (b) at such time as less than ten percent (10%) of the Class A Common Stock outstanding on the date on which the first shares of Class A Common Stock are issued (the "Original Issue Date") remains outstanding.

          3.   Mechanics of Conversion. No fractional shares of Common Stock
               -----------------------
shall be issued upon conversion of the Class A Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Class A Common Stock Conversion Price. Before any holder of Class A Common Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class A Common Stock, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Common Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such con version shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Common Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     4.   Adjustments to Conversion Price.  The Class A Common Stock Conversion
          -------------------------------
Price shall be subject to adjustment as follows:

          (a) In case the Corporation shall at any time after the date of issue of the Class A Common Stock declare a dividend or make a distribution on Common Stock payable in Common Stock, subdivide or split the outstanding Common Stock, combine or reclassify the outstanding Common Stock into a smaller number of shares, issue any shares of its capital stock in a reclassification of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), or consolidate with or merge with or into, any other Person, the Class A Common Stock Conversion Price in effect at the time of the record date for such dividend or distribution, or of the effective date of such subdivision, split, combination, consolidation, merger or reclassification, shall be proportionately adjusted so that the conversion of the Class A Common Stock after such time shall entitle the holder to receive the aggregate number of shares of Common Stock or other securities of the Corporation (or shares of any security into which such shares of Common Stock have been combined, consolidated, merged or reclassified) which, if the Class A Common Stock had been converted immediately prior to such time, such holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger or reclassification assuming such holder of Common Stock
(x) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such recapitalization sale or transfer was made, as the case may be (a "constituent person"), or an affiliate of a constituent person and (y) failed to exercise any rights of election as to the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation merger, recapitalization, sale or transfer; provided, that if the kind or amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer is not the same for each share of Common Stock held immediately prior to such reclassification, change, consolidation, merger, recapitalization, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this subparagraph D4(a) the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, recapitalization, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares. Such adjustment shall be made successively whenever any event listed above shall occur.

          (b) In case the Corporation shall issue or sell any shares of Common Stock (other than: (i) upon conversion of the Class A Common and Class B Common Stock authorized herein; (ii) to employees, officers, directors and consultants of the Corporation pursuant to any one or more employee stock incentive plans or agreements in effect on the Original Issue Date or which are approved from time to time by the stockholders of the Corporation; (iii) as a dividend or distribution on the Class A Common Stock or Class B Common Stock authorized herein or pursuant to any event for which adjustment is made pursuant to this Section D4(b); (iv) in connection with the acquisition of the assets or voting securities of another corporation or entity; (v) upon exercise or conversion of any security the issuance of which caused an adjustment under Sections D4(c) or D4(d) hereof; (vi) upon exercise of warrants issued to Glaxo Wellcome Inc. in connection with the transactions contemplated by the Asset Purchase Agreement among Glaxo Wellcome Inc., Catalytica Fine Chemicals, Inc. and the Corporation dated as of June 19, 1997; (vii) upon issuance of up to $25,000,000 aggregate amount of capital stock and/or warrants of the Corporation to stockholders of the Corporation (or an additional $2,500,000 aggregate amount of capital stock
                --------------------------------------------------------------
of the Corporation issuable upon exercise of warrants to be issued to
---------------------------------------------------------------------
stockholders of the Corporation in the form of a dividend entitling stockholders
--------------------------------------------------------------------------------
to purchase one share of Common Stock for every three shares of Common Stock
----------------------------------------------------------------------------
owned) at any time prior to May 31, 1998; and (viii) to an underwriter (as that
------
term is defined in Section 2 (11) of the Securities Act of 1933, as amended) in a transaction that results in gross proceeds in excess of $5.0 million to the Corporation), without consideration or for a consideration per share less than the then Current Market Price Per Common Share, the Conversion Price to be in effect after such issuance or sale shall be determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the sum of (x) the number of Common Stock outstanding immediately prior to the time of such issuance or sale multiplied by the Current Market Price Per Common Share immediately prior to such issuance or sale and (y) the aggregate consideration, if any, to be received by the Corporation upon such issuance or sale and the denominator of which shall be the product of the aggregate number of Common Stock outstanding immediately after such issuance or sale and the Current Market Price Per Common Share (as defined in Section D4(f)) immediately prior to such issuance or sale. In case any portion of the consideration to be received by the Corporation shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation. Such fair market value shall be determined by the Board of Directors of the Corporation; provided that if the holders of 25% of the Class A Common Stock shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to such holders to determine such fair market value.
The holders shall be notified promptly of any consideration other than cash to be received by the Corporation and furnished with a description of the consideration and the fair market value thereof as determined by the Board of Directors.

          (c) In case the Corporation shall fix a record date for the issuance of rights, options (other than options issued pursuant to a plan described in Section D4(b)) or warrants (other than warrants described in Section D4(b)(vii))
                           -----------------------------------------------------
to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase Common Stock (or securities convertible into shares of Common Stock) at a price per share (or having a conversion price per share, if a security convertible into Common Stock) less than the Current Market Price Per Common Share then in effect on such record date, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants (or conversion of such convertible securities) shall be deemed to have been issued and outstanding as of such record date and the Conversion Price shall be adjusted pursuant to Section D4(b), as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section D4(b) hereof. Such adjustment shall be made successively whenever such record date is fixed; and in the event that such rights, options or warrants are not so issued or expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options or warrants are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section D4(c)), the Class A Common Stock Conversion Price shall again be adjusted to be the Class A Common Stock Conversion Price which would then be in effect if such record date had not been fixed, in the former event, or the Class A Common Stock Conversion Price which would then be in effect if such holder had initially been entitled to such changed number of shares of Common Stock in the latter event.

          (d) In case the Corporation shall issue rights, options (other than options issued pursuant to a plan described in Section D4(b)) or warrants (other
                                                                          ------
than warrants described in Section D4(b)(vii)) entitling the holders thereof to
----------------------------------------------
subscribe for or purchase Common Stock (or securities convertible into Common Stock) or shall issue convertible securities, and the price per share of Common Stock of such rights, options, warrants or convertible securities (including, in the case of rights, options or warrants, the price at which they may be exercised) is less than the then Current Market Price Per Common Share, the maximum number of shares of Common Stock issuable upon exercise of such rights, options or warrants or upon conversion of such convertible securities shall be deemed to have been issued and outstanding as of the date of such sale or issuance, and the Class A Common Stock Conversion Price shall be adjusted pursuant to Section D4(b) hereof as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration equal to the aggregate consideration paid for such rights, options, warrants or convertible securities and the aggregate consideration payable by the holders of such rights, options, warrants or convertible securities prior to their receipt of such shares of Common Stock. In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section D4(b) hereof. Such adjustment shall be made successively whenever such rights, options, warrants or convertible securities are issued; and in the event that such rights, options or warrants expire unexercised, or in the event of a change in the number of shares of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this paragraph) the Class A Common Stock Conversion Price shall again be adjusted to be the Class A Common Stock Conversion Price which would then be in effect if such rights, options, warrants or convertible securities had not been issued, in the former event, or the Conversion Price which would then be in effect if such holders had initially been entitled to such changed number of shares of Common Stock, in the latter event. No adjustment of the Class A Common Stock Conversion Price shall be made pursuant to this Section D4(d) to the extent that the Conversion Price shall have been adjusted pursuant to Section D4(c) upon the setting of any record date relating to such rights, options, warrants or convertible securities and such adjustment fully reflects the number of Common Stock to which the holders of such rights, options, warrants or convertible securities are entitled and the price payable therefor.

          (e) In case the Corporation shall fix a record date for the making of a distribution to holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness, assets or other property (other than (x) regular periodic cash dividends or (y) dividends payable in Common Stock or rights, options or warrants referred to in, and for which an adjustment is made pursuant to, Section D4(c) hereof), the Class A Common Stock Conversion Price to be in effect after such record date shall be determined by multiplying the Class A Common Stock Conversion Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Current Market Price Per Common Share on such record date, less the fair market value (determined as set forth in Section D4(b) hereof) of the portion of the assets, other property or evidence of indebtedness so to be distributed which is applicable to one share of Common Stock, and the denominator of which shall be the Current Market Price Per Common Share on such record date. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Class A Common Stock Conversion Price shall again be adjusted to be the Class A Common Stock Conversion Price which would then be in effect if such record date had not been fixed.

          (f) For the purpose of any computation under this Section D4, on any determination date, the "Current Market Price Per Common Share" shall be deemed to be the average (weighted by daily trading volume) of the Daily Prices (as defined below) per share of the applicable class of Common Stock for the 20 consecutive trading days ending on the date two days prior to such date. "Daily Price" means, if the shares of such class of Common Stock are then listed and traded on the Nasdaq National Market, the last reported sales price on such day, or, if the shares of such class of Common Stock are not then traded on the Nasdaq National Market, the average of the highest reported bid and lowest reported asked price on such day as reported by Nasdaq. For purposes of any computation under this paragraph the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation. The holders of a majority of the shares of Class A Common Stock at any time outstanding may waive or modify the provisions of this Section D4(f).

          (g) No adjustment to the Class A Common Stock Conversion Price pursuant to this Section D4 shall be required unless such adjustment would require an increase or decrease of at least 1% in the Class A Common Stock Conversion Price; provided that any adjustments which by reason of this Section D4(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section D4 shall be made to the nearest four decimal points.

          (h) In the event that at any time as a result of the provisions of this paragraph the holder of the Class A Common Stock upon subsequent conversion shall become entitled to receive any shares of capital stock of the Corporation other than Common Stock, the number of such other shares so receivable upon conversion of this Class A Common Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

          5.   No Impairment.  The Corporation will not, by amendment of this
               -------------
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section D and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Class A Common Stock against impairment.

          6.   Certificate as to Adjustments.  Upon the occurrence of each
               -----------------------------
adjustment or readjustment of the Class A Common Stock Conversion Price pursuant to this Section D, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class A Common Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class A Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Class A Common Stock Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Class A Common Stock.

          7.   Notices of Record Date.  In the event that this Corporation shall
               ----------------------
propose at any time:

          (a) to declare any dividend or distribution upon its shares of Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

          (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

          (c) to effect any reclassification or recapitalization of its shares of Common Stock outstanding involving a change in the Common Stock; or

          (d) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Class A Common Stock:

              (1) at least ten (10) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (c) and (d) above; and

               (2) in the case of the matters referred to in (c) and (d) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Common Stock at the address for each such holder as shown on the books of this Corporation.

          8.   Reservation of Stock Issuable Upon Conversion. This Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Class A Common Stock (and such number of shares of Class B Common Stock which are convertible into shares of Class A Common Stock) such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Common Stock (and such number of shares of Class B Common Stock which are convertible into shares of Class A Common Stock); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Common Stock (and such number of shares of Class B Common Stock which are convertible into shares of Class A Common Stock), in addition to such other remedies as shall be available to the holder of such Class A Common Stock and Class B Common Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     E.   Redemption of Class A Common Stock and Class B Common Stock.
          -----------------------------------------------------------

          1. The Corporation may at its option redeem up to five million (5,000,000) shares of the Class A Common Stock and Class B Common Stock at a price equal to the Redemption Price set forth below. During the period beginning from the Original Issue Date through November 30, 1997, the redemption price shall be $4.75 per share, as adjusted for stock splits, stock dividends, combinations or other reclassifications. During the period from December 1, 1997 through May 31, 1998, the redemption price shall be $5.00 per share, as adjusted for stock splits, stock dividends, combinations or other reclassifications. The price at which the shares of Class A Common Stock or Class B Common, as the case may be, are redeemed pursuant to this Section E is referred to herein as the "Redemption Price." Prior to repurchasing any shares of Class A Common Stock pursuant to this Section E, the Corporation must first repurchase any outstanding shares of Class B Common Stock.

          2. In the event of any redemption of only a part of the then outstanding Class A Common Stock or Class B Common Stock, this Corporation shall effect such redemption first, pro rata according to the number of shares of Class B Common Stock held by each holder thereof and then, pro rata according to the number of shares of Class A Common Stock held by each holder thereof.

          3. At least 10 but no more than 60 days prior to the date fixed for any redemption of Class A Common Stock or Class B Common Stock (the "Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Class A Common Stock or Class B Common Stock, as the case may be, to be redeemed, at the address last shown on the records of this Corporation for such holder or given by the holder to this Corporation for the purpose of notice or if no such address appears or is given at the place where the principal executive office of the holder of record is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, their certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). The "Redemption Price" shall be determined in accordance with Section E(1). Except as provided in this Section E(3), on or after the Redemption Date, each holder of Class A Common Stock or Class B Common Stock, as the case may be, to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          4. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holder(s) of such shares as the holder(s) of Class A Common Stock or Class B Common Stock, as the case may be (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates), shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever.

     F.   Covenants.
          ---------

          1. In addition to any other rights provided by law, so long as the Funds own in the aggregate not less than twenty percent (20%) of the outstanding Common Stock of the Corporation, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than fifty percent (50%) of the then outstanding shares of Class A Common Stock, voting as a separate class:

               (a) authorize or issue shares of any class of stock on a parity with, or having any preference or priority as to dividends or assets superior to any such preference or priority of the Class A Common Stock and Class B Common Stock;

               (b) reclassify any shares of Common Stock and any other shares of this Corporation other than the Class A Common Stock and Class B Common Stock into shares having any preference or priority as to dividends or assets superior to any such preference or priority of the Class A Common Stock and Class B Common Stock;

               (c) amend or repeal any provision of, or add any provision to, this Certificate of Incorporation which would adversely affect the rights of the Class A Common Stock and Class B Common Stock;

               (d) enter into any merger or consolidation that would have the effect on the Class A Common Stock or Class B Common Stock substantially similar to the events described in Section F(a), (b) or (c);

               (e) enter into any agreements or arrangements which would affect the capital structure or the financing of the operations of this Corporation in excess of $5,000,000 annually, other than the extension or renewal of any existing indebtedness on the Original Issue Date (as defined in Section D(2));

               (f) authorize changes to the aggregate cash and equity compensation of senior corporate officers of the Corporation or the senior corporate officers of the subsidiaries of the Corporation;

               (g) merge or consolidate this Corporation with or into another corporation or sell, transfer or lease all or substantially all of the assets of this Corporation.

     G.   Class B Common Stock Conversion Rights.  The holders of the Class B
          --------------------------------------
Common Stock have conversion rights as follows:

          1.   Right to Convert.  Subject to Section E hereof, the holder of any
               ----------------
shares of Class B Common Stock shall have the right, at such holder's option, at any time or from time to time, to convert each share of Class B Common Stock held by such holder, so long as, after giving effect to such conversion, the total number of Voting Shares (as defined in Section G5(5) hereof) held by such holder or any Affiliate (as defined in Section G5(1) hereof) of such holder shall be less than or equal to forty percent (40.0%) (by voting power) of the total number of Voting Shares then issued and outstanding, into one (1) share of Class A Common Stock. No conversion of shares of Class B Common Stock that would have the effect of giving the holder or any Affiliate of such holder a number of Voting Shares greater than forty percent (40.0%) (by voting power) of the total number of Voting Shares then issued and outstanding shall be effected pursuant to this Section G1. The holder of any shares of Class B Common Stock exercising the aforesaid right to convert such shares into shares of Class A Common Stock shall be entitled to payment of all declared but unpaid dividends, if any, payable on or with respect to such shares of Class B Common Stock up to and including the Conversion Date (as hereinafter defined).

          2.   Automatic Conversion.  Upon any Transfer (as defined in Section
               --------------------
G5(4) hereof) other than a Transfer to an Affiliate (as defined in Section G5(1)) of any shares of Class B Common Stock by the original holder thereof, other than a Transfer to an Affiliate of such original holder, such shares of Class B Common Stock so Transferred shall, by virtue of, and simultaneously with, the occurrence of the Transfer, without any action on the part of the transferee, be automatically converted into such whole number of fully paid and nonassessable shares of Common Stock as such holder would be entitled to receive if such holder were to first convert such shares of Class B Common Stock into shares of Class A Common Stock in accordance with Section G(1) above and convert such shares of Class A Common Stock into shares of Common Stock in accordance with the provisions of Section D (including, without limitation, Section D4) hereof. The holder of any shares of Class B Common Stock converted into Common Stock pursuant to this Section G(2) shall be entitled to payment on or with respect to such shares of Class B Common Stock up to and including the Conversion Date.

          3.   Mechanics of Conversion.  The holder of any shares of Class B
               -----------------------
Common Stock may exercise the conversion rights pursuant to Section G(1) hereof as to any part thereof by delivering to the Corporation during regular business hours, at the office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank, accompanied by a written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certifi cate or certificates for the shares of Class A Common Stock or Common Stock (as the case may be) are to be issued. Conversion shall be deemed to have been effected (A) with respect to conversion under Section G(1) hereof, on the date when the aforesaid delivery is made and (B) with respect to conversion under Section G(2) hereof, on the date of occurrence of the Transfer, and such date, in either case, is referred to herein as the "Conversion Date." As promptly as practicable after the Conversion Date, and in the case of Section G(2) hereof, upon the delivery to the Corporation during regular business hours, at the office of the Corporation or at such other place as may be designated by the Corporation or at such other place as may be designated by the Corporation, of the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock as provided in Section G(1) and
(2) hereof, and a check or cash in payment of all declared but unpaid dividends (to the extent permissible under law), if any, payable with respect to the shares of Class B Common so converted up to and including the Conversion Date. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Class B Common Stock Conversion Rate shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Class B Common surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate as surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Class B Common representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Class B Common represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

          4.   No Fractional Shares.  No fractional shares of Class A Common
               --------------------
Stock or Common Stock (as the case may be) or scrip shall be issued upon conversion of shares of Class B Common. The number of full shares of Class A Common Stock or Common Stock issuable upon conversion of Class B Common Stock surrendered by a holder thereof for conversion shall be computed on the basis of the aggregate number of shares of Class B Common so surrendered, rounded to the next higher whole number.

          5.   Definitions.  For purposes of Sections D and G, the following
               -----------
definitions shall apply:

               (1) "Affiliate" shall mean Morgan Stanley, Dean Witter, Discover & Co., a Delaware corporation, any of its affiliates and any member of the Board of Directors of the Corporation who was nominated for election by Morgan Stanley Capital Partners III, L.P.

               (2) "Initial Purchaser" shall mean Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. or MSCP III 892 Investors, L.P.

               (3) "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

               (4) "Transfer" or "Transferred" shall mean to dispose, sell or in any other way directly or indirectly transfer, assign, distribute, encumber or otherwise dispose of, either voluntarily or involuntarily.

               (5) "Voting Shares" shall mean any shares of the Corporation's capital stock entitled, in the ordinary course, to vote in any election of directors of the Corporation.


                                    SEVENTH

     The Corporation is to have perpetual existence.

                                     EIGHTH

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.


                                     NINTH

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.


                                     TENTH

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director at the request of the Corporation or any predecessor to the Corporation.

     Neither any amendment nor repeal of this Article Tenth, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Tenth, shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article Tenth, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.


                                    ELEVENTH

     At all elections of directors of the Corporation, each holder of stock of any class or series shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and the holder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such holder may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, has given notice at the meeting prior to the voting of the intention to cumulate votes.


                                    TWELFTH

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                   THIRTEENTH

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation."


     F. The correction, amendment and restatement herein set forth has been duly approved by the Board of Directors and stockholders of Catalytica, Inc. pursuant to Sections 242 and 245 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, Catalytica, Inc. has caused this Corrected Fourth Amended and Restated Certificate of Incorporation to be signed by its President and Secretary, who declares and certifies under penalty of perjury that this is his act and deed, and that the facts stated herein are true, and accordingly has set his hand hereunto this 30th day of July, 1997.


                                    /S/ RICARDO B. LEVY
                                    -------------------
                                    Ricardo B. Levy
                                    President and Secretary



    [Signature Page to Corrected Fourth Amended and Restated Certificate of
                                 Incorporation]